UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 26, 2018

Date of Report (Date of earliest event reported)

QUALCOMM Incorporated

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-19528	95-3685934
(Commission File Number)	(IRS Employer Identification No.)

5775 Morehouse Drive, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

858-587-1121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.02.                                        Termination of a Material Definitive Agreement.

As previously disclosed, on July 26, 2018, Qualcomm River Holdings B.V. (the “Buyer”), a private company with limited liability organized under the laws of The Netherlands and an indirect, wholly owned subsidiary of QUALCOMM Incorporated (“Qualcomm”), a Delaware corporation, terminated that certain Purchase Agreement, dated as of October 27, 2016 (as amended by Amendment No. 1, dated as of February 20, 2018, and as further amended by Amendment No. 2, dated as of April 19, 2018, the “Purchase Agreement”), by and between the Buyer and NXP Semiconductors N.V. (“NXP”), a public limited liability company organized under the laws of The Netherlands.  On July 26, 2018, as a result of the termination of the Purchase Agreement, the commitments under (i) that certain Credit Agreement, dated as of November 8, 2016 (as amended by Amendment No. 1, dated as of April 20, 2018), among Qualcomm, the lenders party thereto and Goldman Sachs Bank USA (“Goldman Sachs”), as administrative agent, and (ii) that certain Credit Agreement, dated as of March 6, 2018 (as amended by Amendment No. 1, dated as of April 20, 2018, and as further amended by Amendment No. 2, dated as of June 11, 2018), among Qualcomm, the lenders party thereto and Goldman Sachs, as administrative agent, the proceeds of which were to be used to finance the acquisition of NXP, were automatically terminated.

Item 2.04.                                        Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

Optional Redemption

On July 26, 2018, Qualcomm called for full redemption all of the $56,205,000 aggregate principal amount outstanding of its 1.850% Notes due 2019 (CUSIP Nos. 747525BA0 and U57238AC8) (the “2019 Fixed Rate Notes”) in accordance with the optional redemption provisions of the 2019 Fixed Rate Notes (the “Optional Redemption”).  The redemption date for the 2019 Fixed Rate Notes will be August 27, 2018 (the “Optional Redemption Date”).

The redemption price for the 2019 Fixed Rate Notes is equal to the greater of the following amounts:

(i)	100% of the aggregate principal amount of the 2019 Fixed Rate Notes; and

(ii)

the sum of the present values of the remaining scheduled payments of principal and interest on the 2019 Fixed Rate Notes that would have been payable in respect of the 2019 Fixed Rate Notes (not including any portion of payments of interest accrued to the Optional Redemption Date, discounted to the Optional Redemption Date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months)) at the adjusted treasury rate (calculated pursuant to the applicable form of note filed as Exhibit 4.7 and Exhibit 4.8, respectively, to Qualcomm’s Current Report on Form 8-K filed on June 5, 2018) plus 10 basis points, plus in the case of each of (i) and (ii), accrued and unpaid interest to, but excluding, the Optional Redemption Date.

In connection with the Optional Redemption, on July 26, 2018, Qualcomm satisfied and discharged the Indenture dated May 20, 2015,  between Qualcomm and U.S. Bank National Association, as trustee (together with the Officers’ Certificate dated May 31, 2018, the “Indenture”), with respect to the 2019 Fixed Rate Notes in accordance with its terms by depositing an amount with the trustee sufficient to pay and discharge the 2019 Fixed Rate Notes in full. Upon the deposit of such money with the trustee, the Indenture was satisfied and discharged and is of no further force or effect with respect to the 2019 Fixed Rate Notes.

The trustee and paying agent for the 2019 Fixed Rate Notes is U.S. Bank National Association, located at 111 Fillmore Ave. East, EP-MN-WS2N, St. Paul, MN 55107.

Special Mandatory Redemption

On July 26, 2018, upon the termination of the Purchase Agreement, Qualcomm’s (i) Floating Rate Notes due 2019 (the “2019 Floating Rate Notes”) and (ii) Floating Rate Notes due 2020 (the “2020 Floating Rate Notes” and, together with the 2019 Floating Rate Notes, the “Floating Rate Notes”) became subject to mandatory redemption in accordance with the special mandatory redemption provisions of each series of Floating Rate Notes.

Pursuant to the terms of the Floating Rate Notes and the Indenture, Qualcomm intends to, on or before August 2, 2018, call for full redemption all of the:

(i)	$52,338,000 aggregate principal amount outstanding of its 2019 Floating Rate Notes (CUSIP Nos. 747525AW3 and U57238AA2); and

(ii)	$13,832,000 aggregate principal amount outstanding of its 2020 Floating Rate Notes (CUSIP Nos. 747525AY9 and U57238AB0).

The redemption date for the Floating Rate Notes will be August 31, 2018 (the “SMR Redemption Date”).  The redemption price for each of the Floating Rate Notes is equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the SMR Redemption Date.

The trustee and paying agent for the Floating Rate Notes is U.S. Bank National Association, located at 111 Fillmore Ave. East, EP-MN-WS2N, St. Paul, MN 55107.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALCOMM Incorporated

Date:	August 1, 2018	By:	/s/ David Wise
David Wise
Senior Vice President and Treasurer